                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                   SPSS Inc.
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                (Name of Registrant as Specified in Its Charter)
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (4) Date filed:

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

                                   SPSS LOGO

                                   SPSS INC.
                           444 NORTH MICHIGAN AVENUE
                            CHICAGO, ILLINOIS 60611

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 18, 1997

     The 1997 Annual Meeting of Stockholders of SPSS Inc. (the "Company") will be held at the headquarters of the Company at 444 North Michigan Avenue, Chicago, Illinois, on Wednesday, June 18, 1997 at 1:00 p.m. (Chicago time), for the following purposes:

     (1) To elect a director of the Company to serve until the 2000 Annual Meeting of Stockholders;

     (2) To ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year 1997; and

     (3) To transact any other business as may be properly brought before the Annual Meeting or any adjournment thereof.

     Only stockholders of record as of April 25, 1997, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

                                          By Order of the Board of Directors

                                          Edward Hamburg
                                          Edward Hamburg
                                          Secretary of SPSS Inc.

Chicago, Illinois
May 20, 1997

                                   SPSS INC.
                           444 NORTH MICHIGAN AVENUE
                            CHICAGO, ILLINOIS 60611

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 18, 1997

     The enclosed proxy is solicited by the Board of Directors of SPSS Inc. (the "Company") for use at the Annual Meeting of Stockholders on June 18, 1997 (the "Annual Meeting"). Shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), represented by a properly executed proxy in the accompanying form, will be voted at the Annual Meeting. If no specific instructions are given with regard to matters being voted upon, the shares represented by a signed proxy card will be voted according to the recommendations of the Board of Directors (the "Board"). The proxy may be revoked at any time before its exercise by sending written notice of revocation to Edward Hamburg, Secretary, SPSS Inc., 444 North Michigan Avenue, Chicago, Illinois 60611, by signing and delivering a subsequently dated proxy card or by attending the Annual Meeting in person and giving notice of revocation to the Inspector of Election. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card are being mailed to stockholders beginning on or about May 20, 1997.

     April 25, 1997 was the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On that date, there were outstanding and entitled to vote 7,738,899 shares of Common Stock, which is the Company's only class of voting securities. Each stockholder is entitled to one vote for each share of Common Stock held of record. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders during regular business hours at the Company's headquarters, 444 North Michigan Avenue, Chicago, Illinois.

     One inspector of election, from Harris Trust and Savings Bank, appointed by the Board of Directors will determine the shares represented at the Annual Meeting and the validity of proxies and count all votes. Abstentions and broker non-votes will be included when determining whether a quorum is present at the Annual Meeting. An abstention has the effect of voting against a matter since an abstention is counted as a share "entitled to vote," but is not included as a vote for or against such matter. Broker non-votes have no effect since they are not counted as shares "entitled to vote" and are not included as votes for or against any proposal.

     A plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of directors. An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of all other matters being submitted to the stockholders for their consideration.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     In accordance with the By-Laws of the Company, the Board of Directors has at present fixed the number of directors constituting the Board at five. In accordance with the Company's Restated Certificate of Incorporation, the directors have been divided into three classes. The class of directors whose term expires at the 1997 Annual Meeting consists of one (1) person. The Company proposes to elect one (1) director, whom will hold office for a term of three years and until his successor has been duly elected and qualified. Unless otherwise instructed by the stockholder, the persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the nominee named in this Proxy Statement.

     The Company has no reason to believe that the nominee named herein will be unavailable to serve as a director. However, if such nominee for any reason is unable to serve or for good cause will not serve, the proxy may be voted for such substitute nominee as the persons appointed in the proxy may in their discretion determine. Stockholders may not cumulate their votes in the election of directors.

     The following nominee is currently a director of the Company:

     JACK NOONAN has served as Director and President and Chief Executive Officer since joining the Company in January 1992. Mr. Noonan was President and Chief Executive Officer of Microrim Corp., a developer of database software products, from 1990 until December 1991. Mr. Noonan served as Vice President of the Product Group of Candle Corporation, a developer of IBM mainframe system software, from 1985 to 1990. Mr. Noonan is a Director of ShowCase Corporation and NAPERSOFT, Inc. Mr. Noonan holds an engineering degree from the Rockford School of Business and Engineering in Rockford, Illinois.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR
               THE ELECTION OF THE DIRECTOR NOMINEE NAMED ABOVE.

            INFORMATION CONCERNING EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information as of March 14, 1997 with respect to each person who is an executive officer or director of the Company.

                NAME                   AGE                            POSITION
                ----                   ---                            --------
Norman Nie...........................  53     Chairman of the Board of Directors
Jack Noonan..........................  49     Director, President and Chief Executive Officer
Edward Hamburg.......................  45     Senior Vice President, Corporate Operations, Chief
                                              Financial Officer and Secretary
Louise Rehling.......................  53     Senior Vice President, Product Development
Mark Battaglia.......................  37     Vice President, Corporate Marketing
Ian Durrell..........................  54     Vice President, International
Susan Phelan.........................  40     Vice President, Domestic Sales and Services
Bernard Goldstein(1)(2)..............  66     Director
Fredric Harman(1)(2).................  36     Director
Merritt Lutz(1)......................  54     Director

-------------------------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

     Norman Nie, Chairman of the Board and co-founder of the Company, designed the Company's original statistical software beginning in 1967 and has been a Director and Chairman of the Board since the Company's inception in 1975. He served as Chief Executive Officer of the Company from 1975 to 1991. In addition to his current responsibilities as Chairman of the Board, Dr. Nie is a professor in, and has previously chaired the Political Science Department at the University of Chicago, where his research specialties include public opinion, voting behavior and citizen participation. He has received two national awards for his books in these areas. Dr. Nie received his Ph.D. from Stanford University.

     Edward Hamburg, Senior Vice President, Corporate Operations, Chief Financial Officer and Secretary, was elected Senior Vice President, Corporate Operations in July 1992, Chief Financial Officer in June 1993 and Secretary in June 1994. Dr. Hamburg previously served as Senior Vice President, Business Development, and was responsible for product and technology acquisitions as well as joint venture opportunities. Dr. Hamburg first joined the Company in 1978 and served in a variety of marketing and product management capacities. He joined the faculty at the University of Illinois at Chicago in 1982, and returned to the Company in 1986. Dr. Hamburg received his Ph.D. from the University of Chicago.

     Louise Rehling, Senior Vice President, Product Development, oversees management of all stages of product development and is responsible for corporate computer networks. Ms. Rehling joined SPSS in 1982 as Vice President of Development and Services and has served in her current position since 1987. Ms. Rehling received her B.S. in Mathematics from the University of Illinois and her M.S. in Information Sciences and her M.A. in Psychology from the University of Chicago.

     Mark Battaglia, Vice President, Corporate Marketing, joined SPSS in October 1988. Mr. Battaglia served as Vice President of Marketing at London House, a publisher in the Maxwell Communications family, from June 1987 until joining the Company. Mr. Battaglia received his M.B.A. in 1984 from the University of Chicago.

     Ian Durrell has served as Vice President, International, since February 1991. Prior to that time, he served as head of European marketing for Unify Corporation, a supplier of relational database management systems, and was a partner of Partner Development International, a strategic partnering firm from 1987 to 1989. Mr. Durrell graduated from the Royal Military Academy, Sandhurst, in the United Kingdom.

     Susan Phelan, Vice President, Domestic Sales and Services, joined SPSS in 1980 as a sales representative. She assumed her current position in 1987. Ms. Phelan received her M.B.A. from the University of Illinois at Chicago.

     Bernard Goldstein has been a Director of the Company since 1987. He is a Director of Broadview Associates, LLC ("Broadview"), which he joined in 1979. He is a past President of the Information Technology Association of America ("ITAA"), the industry trade association of the computer service industry, and past Chairman of the Information Technology Foundation. Mr. Goldstein is a Director of Apple Computer Inc., Franklin Electronic Publishers, Inc., Sungard Data Systems, Inc., Enterprise Systems Inc., and several privately held companies. He is a graduate of both the Wharton School of the University of Pennsylvania and the Columbia University Graduate School of Business.

     Fredric Harman has been a Director of the Company since October 1990. Since June 1994 he has been a General Partner of Oak Investment Partners, a venture capital firm. He was formerly a General Partner of Morgan Stanley Venture Partners L.P. ("MSVP"), the General Partner of Morgan Stanley Venture Capital Fund L.P. ("MSVCF"). Mr. Harman joined Morgan Stanley in 1987 as an Associate of Morgan Stanley Venture Capital Inc. ("MSVC") and was named a Vice President of MSVC in 1992. He is also a Director of ILOG S.A. and several privately held companies. He received his M.B.A. from the Harvard University Graduate School of Business and his M.S. in Electrical Engineering from Stanford University.

     Merritt Lutz has been a Director of the Company since 1988. He is currently a Managing Director of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), managing the firm's internal strategic technology investments. Previously, he was President of Candle Corporation, a worldwide supplier of systems software from 1989 to November 1993. Mr. Lutz is a Director of Interlink Electronics (Nasdaq) and Algorithmics, Inc., a privately held company. He also is a member of technology advisory boards for Nasdaq and the Chairman's Committee for the Computerworld Smithsonian Awards organization. He holds a bachelors and masters degree from Michigan State University.

     Guy de Chazal was a Director of the Company from October 1990 through the end of 1996. He is currently a Managing Director of Morgan Stanley. He joined Morgan Stanley in 1986 as a Vice President of MSVC and was named President of MSVC in 1991. Mr. de Chazal is a General Partner of MSVP, the General Partner of MSVCF. Mr. de Chazal is a Director of PageMart Nationwide, Inc., Cytyc, Inc. and several privately held companies. Mr. de Chazal received his M.B.A. from Harvard Graduate School of Business.

     The Company's Board of Directors is divided into three classes serving staggered three-year terms. Mr. Noonan is serving a three-year term expiring at the 1997 Annual Meeting. Messrs. Harman and Lutz are serving three-year terms expiring at the 1998 Annual Meeting. Mr. Goldstein and Dr. Nie are serving three-year terms expiring at the 1999 Annual Meeting. For a discussion of the nomination rights granted to certain stockholders of the Company, see "Related Transactions -- Stockholders Agreement."

KEY EMPLOYEE

     In addition to the executive officers and directors named above, Leland Wilkinson is a key employee of the Company. Dr. Wilkinson joined SPSS in September 1994 as part of the Company's acquisition of SYSTAT. Dr. Wilkinson was the founder of SYSTAT and from its inception served as its President and Chief Executive Officer. He is a recognized authority in statistical analysis generally and the graphical display of data in particular. Dr. Wilkinson was a member of the faculty of the University of Illinois at Chicago and currently serves on the faculty of Northwestern University. He received his Ph.D. from Yale University.

INFORMATION ABOUT THE BOARD OF DIRECTORS

     The Board of Directors held nine meetings during 1996. The Board of Directors has two standing committees -- the Audit Committee and the Compensation Committee. During 1996, no Director attended fewer than 75% of the aggregate of all meetings of the Board of Directors (other than Mr. de Chazal), or all meetings of the Compensation Committee (other than Mr. de Chazal and Mr. Harman), held while serving as a Director.

     Audit Committee. In 1996, the Audit Committee consisted of Messrs. Goldstein and Harman each a non-employee director. Among the Committee's functions are making recommendations to the Board of Directors regarding the continued engagement of independent auditors, reviewing with the independent auditors and the Company's financial management the financial statements and results of the audit engagement, reviewing the adequacy of the Company's system of internal accounting controls, and reviewing and approving audit and nonaudit fees. Although the Audit Committee did not meet in 1996, the Board of Directors met as a whole with the Company's independent auditors, KPMG Peat Marwick LLP, during 1996 to discuss audit and accounting matters.

     Compensation Committee. In 1996, the Compensation Committee consisted of Messrs. Goldstein, Harman, Lutz and de Chazal, until his resignation, each a non-employee director. The Committee's primary functions are to make recommendations to the Board of Directors concerning remuneration arrangements for senior management and to review and make recommendations concerning the administration of certain Company benefit plans. The Compensation Committee held two meetings during 1996.

COMPENSATION OF DIRECTORS

     For the year ended December 31, 1996, non-employee directors of the Company were entitled to receive 10,000 conditional options. Each director was also reimbursed by the Company for reasonable expenses incurred in connection with services provided as a director. During 1996, Dr. Nie received compensation of $70,000 per year for product development work on a part-time basis.

                             EXECUTIVE COMPENSATION

     The following tables set forth (a) the compensation paid or accrued by the Company to the Chief Executive Officer ("CEO"), and each of the five most highly compensated officers of the Company, other than the CEO, serving on December 31, 1996 (the "named executive officers") for services rendered to the Company in all capacities during 1994, 1995, and 1996, (b) certain information relating to option grants made to the named executive officers in 1996 and (c) certain information relating to options held by the named executive officers. The Company made no grants of freestanding stock appreciation rights ("SARs") in 1994, 1995, or 1996, nor did the Company make any awards in 1994, 1995 or 1996 under any long-term incentive plan.

                                                     ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                                            --------------------------------------   -----------------------------------------
                                                                                             AWARDS            PAYOUTS
                                                                                     -----------------------   -------
                                                                                                  SECURITIES
                                                                                     RESTRICTED   UNDERLYING
                                               SALARY                 OTHER ANNUAL     STOCK       OPTIONS/     LTIP      ALL
                                            COMPENSATION    BONUS     COMPENSATION    AWARD(S)       SARS      PAYOUTS   OTHER
    NAME AND PRINCIPAL POSITION      YEAR       ($)          ($)          ($)          ($)(1)       (#)(2)       ($)      ($)
    ---------------------------      ----   ------------    -----     ------------   ----------   ----------   -------   -----
Jack Noonan,                         1996     $235,000     $185,147     none          none          70,000      none     none
  President and Chief                1995     $235,000     $167,973     none          none          55,000      none     none
  Executive Officer................  1994     $235,000     $ 73,920     none          none          20,000      none     none
Ian Durrell,                         1996     $197,000     $ 51,401     none          none          25,000      none     none
  Vice President,                    1995     $197,000     $ 46,070     none          none          25,000      none     none
  International(3).................  1994     $197,000     $ 38,110     none          none          10,000      none     none
Edward Hamburg,
  Senior Vice President,             1996     $156,000     $ 90,578     none          none          25,000      none     none
  Corporate Operations and           1995     $156,000     $ 73,952     none          none          25,000      none     none
  Chief Financial Officer..........  1994     $156,000     $ 36,420     none          none          10,000      none     none
Louise Rehling,                      1996     $135,200     $ 64,808     none          none          25,000      none     none
  Senior Vice President,             1995     $135,200     $ 65,180     none          none          25,000      none     none
  Product Development..............  1994     $135,200     $ 25,370     none          none          10,000      none     none
Mark Battaglia,                      1996     $110,000     $ 88,432     none          none          25,000      none     none
  Vice President,                    1995     $100,000     $ 81,750     none          none          25,000      none     none
  Corporate Marketing..............  1994     $100,000     $ 44,120     none          none          10,000      none     none
Susan Phelan,                        1996     $100,000     $ 76,387     none          none          25,000      none     none
  Vice President,                    1995     $100,000     $ 78,024     none          none          25,000      none     none
  Domestic Sales and Services......  1994     $ 85,000     $ 39,160     none          none          10,000      none     none

-------------------------
(1) On December 31, 1996, Dr. Hamburg, Ms. Rehling and Ms. Phelan held 10,000, 4,180 and 1,925 shares, respectively, of restricted Common Stock having a market value, based on the closing price of the Common Stock on such date, of $278,750, $116,518 and $53,659, respectively.

(2) Amounts reflected in this column are for grants of stock options for the Common Stock of the Company. No SARs have been issued by the Company.

(3) Payments and options set forth in the table for Mr. Durrell reflect payments and option grants to Valletta Investments Limited ("Valletta"), a consulting company controlled by Mr. Durrell. Mr. Durrell does not receive any personal benefits or perquisities, payments of salary and bonus, awards of options or other compensation from the Company in his individual capacity.

     The following table sets forth the number of options to purchase Common Stock granted to each of the named executive officers during 1996.

                             1996 OPTION/SAR GRANTS

                                                 INDIVIDUAL GRANTS
                          ---------------------------------------------------------------        POTENTIAL REALIZABLE
                                             PERCENT OF                                        VALUE AT ASSUMED ANNUAL
                           NUMBER OF           TOTAL                                             RATES OF STOCK PRICE
                           SECURITIES       OPTIONS/SARS                         LATEST        APPRECIATION FOR OPTION
                           UNDERLYING        GRANTED TO       EXERCISE OR       POSSIBLE               TERM (1)
                          OPTIONS/SARS      EMPLOYEES IN      BASE PRICE       EXPIRATION      ------------------------
         NAME             GRANTED (#)           1996            ($/SH)            DATE          5% ($)        10% ($)
         ----             ------------      ------------      -----------      ----------       ------        -------
Jack Noonan...........       70,000            20.26%           $14.625         02/14/06       $687,853      $1,743,156
Ian Durrell(2)........       25,000             7.24%           $14.625         02/14/06       $245,662      $  622,556
Edward Hamburg........       25,000             7.24%           $14.625         02/14/06       $245,662      $  622,556
Louise Rehling........       25,000             7.24%           $14.625         02/14/06       $245,662      $  622,556
Mark Battaglia........       25,000             7.24%           $14.625         02/14/06       $245,662      $  622,556
Susan Phelan..........       25,000             7.24%           $14.625         02/14/06       $245,662      $  622,556

-------------------------
(1) In satisfaction of applicable SEC regulations, the table sets forth the potential realizable values of such options, upon their latest possible expiration date, at arbitrarily assumed annualized rates of stock price appreciation of five and ten percent over the term of the options. The potential realizable value columns of the table illustrate values that might be realized upon exercise of the options at the end of the ten-year period starting with their vesting commencement dates, based on the assumptions set forth above. Because actual gains will depend upon, among other things, the actual dates of exercise of the options and the future performance of the Common Stock in the market, the amounts reflected in this table may not reflect the values actually realized. No gain to the named executive officers is possible without an increase in stock price which will benefit all stockholders proportionately. Actual gains, if any, on option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and general stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved, or that the stock price will not be lower or higher than projected at five and ten percent assumed annualized rates of appreciation.

(2) Options reflected in the table for Mr. Durrell are options granted to Valletta.

                  AGGREGATED OPTION/SAR EXERCISES IN 1996 AND
                           YEAR-END OPTION/SAR VALUES

                                                                                            VALUE OF
                                                                      NUMBER OF            UNEXERCISED
                                                                     UNEXERCISED          IN-THE-MONEY
                                                                   OPTIONS/SARS AT       OPTIONS/SARS AT
                                                                   FISCAL YEAR-END       FISCAL YEAR-END
                                      SHARES                           (#)(1)               ($)(1)(2)
                                    ACQUIRED ON      VALUE         ---------------    ---------------------
                                     EXERCISE      REALIZED         EXERCISABLE/          EXERCISABLE/
              NAME                      (#)        ($)(1)(4)        UNEXERCISABLE         UNEXERCISABLE
              ----                  -----------    ---------        -------------         -------------
Jack Noonan.....................      20,000        $479,000       153,748/109,919    $4,285,726/$3,063,992
Ian Durrell(3)..................        None          N/A           45,707/43,626     $1,274,083/$1,216,075
Edward Hamburg..................        None          N/A           80,707/43,626     $2,249,708/$1,216,075
Louise Rehling..................        None          N/A           74,040/43,626     $2,063,865/$1,216,075
Mark Battaglia..................        None          N/A           60,707/43,626     $1,692,208/$1,216,075
Susan Phelan....................        None          N/A           59,010/43,657     $1,644,904/$1,216,939

-------------------------
(1) All information provided is with respect to stock options. No SARs have been issued by the Company.

(2) These amounts have been determined by multiplying the aggregate number of options by the difference between $27.875, the closing price of the Common Stock on the Nasdaq National Market on December 31, 1996, and the exercise price for that option.

(3) Options reflected in the table for Mr. Durrell are options granted to Valletta.

(4) These amounts have been determined by multiplying the aggregate number of options exercised by the difference between the closing price of the Common Stock on the Nasdaq National Market on the date of exercise and the exercise price for that option.

EMPLOYMENT AGREEMENTS

     The Company entered into an employment agreement with Jack Noonan on January 14, 1992. This employment agreement provides for a one-year term with automatic one-year extensions unless Mr. Noonan or the Company gives a written termination notice at least 90 days prior to the expiration of the initial term or any extension thereof. It also provides for a base salary of $225,000 during the initial term, together with the same benefits provided to other employees of the Company. Mr. Noonan's base compensation is subject to annual review by the Board of Directors and was increased to $235,000 for 1993, 1994, 1995 and 1996. If the Company terminates Mr. Noonan's employment without cause, the Company must pay Mr. Noonan an amount equal to 50% of Mr. Noonan's annual base salary in effect at the time of termination. This amount is payable in 12 equal monthly installments, and the obligation to make these payments ceases if Mr. Noonan finds other employment at a comparable salary. The employment agreement requires Mr. Noonan to refrain from disclosing confidential information of the Company and to abstain from competing with the Company during his employment and for a period of one year thereafter. Except for the employment agreements with Mr. Noonan and Dr. Wilkinson, and a management services agreement with Valletta described below (pursuant to which Ian Durrell has been engaged to act as Vice President, International and to head the Company's non-Western Hemisphere operations), none of the senior management or key technical employees of the Company are subject to employment or similar agreements, although the Company does have confidentiality and work-for-hire agreements with many of its key management and technical personnel.

     The Company entered into an employment agreement with Leland Wilkinson on September 23, 1994 to be employed by SPSS as Senior Vice President, SYSTAT Products. The employment agreement continues through December 31, 1999 and provides for a base annual salary of $135,000 plus a bonus and other fringe benefits customarily received by other SPSS senior executives. In addition, he was granted options to purchase an aggregate of 135,000 shares of Common Stock at a price of $9.00 per share. The vesting of these options shall occur on the same schedule as options granted under the Amended 1991 Stock Option Plan. Each year

Dr. Wilkinson shall be reviewed by the Board of Directors with regard to salary and bonus and shall participate in the bonus plan to the same extent as comparable SPSS executives. The employment agreement may be terminated prior to its expiration by Dr. Wilkinson or the Company effective 45 days after written notice by either party. If the employment agreement is terminated by Dr. Wilkinson, he shall receive a pro-rata share of his salary and bonus earned through the date of termination. In the event the employment agreement is terminated by the Company without cause, Dr. Wilkinson is entitled to receive his annual base salary and bonus until the expiration date of the employment agreement. The employment agreement requires that Dr. Wilkinson refrain from disclosing any confidential information of the Company and that he shall have no right, title or interest in any of the confidential property, including confidential property that Dr. Wilkinson has developed or develops during his employment with SPSS. The employment agreement also requires that Dr. Wilkinson abstain from competing with the Company during his employment and for a period of six months thereafter.

MANAGEMENT SERVICES AGREEMENT

     The Company has entered into a management services agreement with Valletta, pursuant to which Ian Durrell's services are provided to the Company. Either Valletta or the Company may terminate the agreement at any time upon 30 days' written notice; provided that, if the Company terminates the agreement under the 30-day notice provision without cause, Valletta is entitled to termination payments equal to 50% of its annual compensation then in effect in six equal monthly installments. The Agreement provides that Valletta is to receive annual compensation at a rate established by the Board of Directors plus incentive compensation if specified performance standards are satisfied. For 1996, Valletta's aggregate compensation, including bonus, was $248,401. The management services agreement requires Valletta to refrain from disclosing confidential information about the Company and to abstain from competing with the Company during the term of the management services agreement and for a period of eighteen months thereafter. Mr. Durrell has agreed to be bound by the terms and conditions of the management services agreement.

REPORT OF THE COMPENSATION COMMITTEE

To: The Board of Directors

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of directors who have never served as officers of the Company. The Committee develops and administers the compensation programs for the Company's executive officers. After consideration of the Committee's recommendations, the entire Board of Directors reviews and approves the base salaries, bonuses and the stock option and benefit programs for the Company's executive officers. In 1996, the Board approved the Committee's recommendations in all material respects.

     Compensation Philosophy. The Company has three principal objectives in its executive compensation programs:

          1. It strives to relate its total compensation for senior management to the achievement of financial benchmarks designed to build shareholder value.

          2. It rewards outstanding individual performance.

          3. It strives to structure its entire compensation package in a manner which is competitive with other executive compensation packages in the software industry, so that it will attract and retain highly capable key executives responsible for the success of the Company and provide fair compensation for the responsibilities undertaken by those executives.

These goals are met through a combination of salary, bonuses, stock options and other benefits. The Company is committed to increasing the proportion of the senior executives' compensation which is performance-based, and therefore variable, and to focus on building shareholder value as the primary measure of performance. To the extent practicable, the Committee's objective is to align the executive officers' financial interests with those of shareholders by focusing on specific financial objectives that the Committee believes will enhance shareholder value and through the grant of additional options pursuant to the Company's option plan, the opportunity for management to purchase additional shares on advantageous terms under the Company's Employee Stock Purchase Plan and through present stock ownership and options.

     The Committee focuses principally on the Company's financial performance -- specifically operating and net income -- in determining the amount of bonuses for the executive officers. Therefore, bonuses for these officers are a function of the Company's overall financial performance relative to budgeted goals. In keeping with the Company's commitment to increasing the proportion of the senior executives' compensation which is performance-based, base salary levels are designed to increase in comparatively small amounts and bonus compensation is designed so that it can increase or decrease significantly depending on the Company's overall financial performance.

     The Committee works with the Chief Executive Officer (the "CEO") to determine the base salary of the other executive officers, to establish targets for the annual bonus program and to allocate the bonus pool among the executive officers. Consistent with the Committee's philosophy of shifting the proportion of compensation away from fixed to variable types of compensation, the Committee has targeted growth in total compensation to come from the bonus and other incentive forms of compensation. At the beginning of each year, the Committee establishes certain budgeted objectives for operating income. The total amount allocated to the annual bonus pool is dependent upon the degree to which budgeted goals are achieved.

     Under the Company's Amended and Restated 1995 Equity Incentive Plan, the Committee is authorized to make grants of stock options to executive officers. The Committee normally approves grants once a year and occasionally in connection with significant corporate events. During 1996, the Committee awarded incentive stock options to executive officers. In determining the size of the option grants, the Committee considers the impact of the grants on existing shareholders' stock ownership positions and the prospective value of the options as a performance incentive. The number of options previously awarded to and held by executive officers is reviewed and is one factor in determining the size of current option grants.

     The Committee has established an incentive stock option program for which only policy-making senior executives of the Company are eligible. Vesting of the incentive options granted to the executive officers as of February, 1996 was contingent upon the Company achieving certain 1996 revenue and profit levels established by the Board of Directors. Such options are customarily granted in the first half of the calendar year after budgetary targets have been established. Such options are earned only if the Company exceeds, by a significant percentage established by the Committee, the budgeted performance goals for Company operating and net income approved by the Board. In the event of a major corporate event, the Committee may change these goals.

     In addition to Company performance, the Committee also takes into account exceptional individual performance in determining bonus awards, although it does not assign a specified percentage of senior executive bonus compensation to this.

     Chief Executive Officer Compensation. The Committee also determines the CEO's base salary and bonus, employing largely the same principles described above, except that the amount of the CEO's bonus is purely a function of the financial performance of the Company measured against the operating and net income goals established by the Committee and approved by the Board at the beginning of each year. The Committee believes that it has established a total compensation package which compares favorably to industry standards. The Committee considers the total salary and incentive compensation provided to chief executives of similar companies, although it does not target a specific percentile range within this group of similar companies' chief executive compensation in determining the CEO's compensation.

     The Committee recommends stock option grants and incentive stock option grants reflecting the importance of Mr. Noonan's contribution to the Company and the importance of aligning Mr. Noonan's interest in the Company with that of stockholders. In 1996, Mr. Noonan received more than twice the number of incentive stock options received by the other policy-making senior executives. The Committee recommended grants to Mr. Noonan of incentive stock options to acquire 70,000 shares of Common Stock at $14.625 per share effective February 15, 1996. These options vest in the same manner as the stock options or incentive stock options, as the case may be, for the other senior executives.

     Mr. Noonan's bonus is determined in the same manner as the other policy-making senior executives, except that no portion of Mr. Noonan's bonus is based on exceptional individual performance. It is the Committee's view that the CEO's compensation should be based solely on the financial performance of the Company and that, for the CEO, exceptional individual performance is so closely aligned with Company financial performance that the CEO's bonus should be based solely on overall Company financial performance.

     Tax Considerations. To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. Some types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in the tax laws and other factors beyond the Committee's control also affect the deductibility of compensation For these and other reasons, the Company will not necessarily and in all circumstances limit executive compensation to the amount which is permitted to be deductible as an expense of the Company under Section 162(m) of the Internal Revenue Code. The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

                                          Compensation Committee of SPSS Inc.

                                          Bernard Goldstein
                                          Fredric Harman
                                          Merritt Lutz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Goldstein, Harman, Lutz and de Chazal, until his resignation, were directors and members of the Compensation Committee during 1996. None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries.

EQUITY INCENTIVE PLAN

     The Company has previously established its Amended and Restated 1995 Equity Incentive Plan (the "1995 Equity Incentive Plan") pursuant to which it can award stock options and a variety of other equity incentives to directors, officers, other key executives, employees and independent contractors of the Company and any of its subsidiaries. The Board is authorized to delegate to the Compensation Committee the administration of the Plan. The purpose of the 1995 Equity Incentive Plan is to further the success of the Company by attracting and retaining key management and other talent and providing to such persons incentives and rewards tied to the Company's business success.

     Currently, the maximum number of shares of Common Stock that may be issued or transferred to such persons under the 1995 Equity Incentive Plan may not exceed 1,050,000.

PERFORMANCE GRAPH

     The following graph shows the changes in the value of $100 invested since August 18, 1993 (the date of the Company's initial public equity offering) in its Common Stock, the Nasdaq 100 Stock Index and S&P Computer Software & Services Index, a specialized industry focus group.

        MEASUREMENT PERIOD            SPSS (NASDAQ:       NASDAQ 100        S&P COMPUTER
      (FISCAL YEAR COVERED)               SPSS)           STOCK INDEX        SOFTWARE &
                                                                           SERVICES INDEX
8/18/93                                        100.00             100.00             100.00
12/31/93                                       114.06             105.98             111.62
12/31/94                                       160.94             107.57             131.62
12/31/95                                       243.75             153.32             184.67
12/31/96                                       348.50             286.85             218.56

-------------------------

NOTES

(1) Assumes that all dividends were reinvested.

                              RELATED TRANSACTIONS

TRANSACTIONS WITH NORMAN NIE

     Dr. Nie received 10,000 conditional options for his services as Chairman of the Board in 1996 and $70,000 for product development work on a part-time basis. Dr. Nie is a limited partner in CSDC, a research and development limited partnership to which the Company incurred royalty expense of $260,000 in 1994, $274,000 in 1995 and $255,000 in 1996.

STOCKHOLDERS AGREEMENT

     In connection with the Company's initial public offering, the Company and the individuals and entities who were stockholders prior to the initial public offering entered into an agreement (the "Stockholders Agreement") containing certain registration rights with respect to outstanding capital stock of the Company and granting to each of the Nie Trust and MSVCF, so long as they own beneficially more than 12.5% of the capital stock of the Company, the right to designate one nominee (as part of the management slate) in each election of directors at which directors of the class specified for such holder are to be elected. Since the completion of the February 1995 offering, MSVCF owned less than 12.5% and currently owns no capital stock of the Company.

     Pursuant to the Stockholders Agreement, the holders of restricted securities constituting more than seven percent of the outstanding shares at any time may require the Company to register under the Act all or any portion of the restricted securities held by the requesting holder or holders for sale in the manner specified in the notice. The Company is not bound to honor the request unless the proceeds from the registered sale can reasonably be expected to exceed $5,000,000. The Company estimates that the cost of complying with demand registration rights would be approximately $25,000 for a single registration.

     All of the stockholders who acquired their shares prior to the initial public offering have piggyback registration rights, which entitle them to seek inclusion of their Common Stock in any registration by the Company, whether for its own account or for the account of other security holders or both (except with respect to registration on Forms S-4 or S-8 or another form not available for registering restricted securities for sale to the public). In the event of a request to have shares included in a Registration Statement filed by the Company for its own account, the Company's underwriters may generally reduce, pro rata, the amount of Common Stock to be sold by the stockholders if the inclusion of all such securities would be materially detrimental to the Company's offering.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth, as of March 21, 1997, the number and percentage of shares of Common Stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock, (ii) each director of the Company, (iii) each named executive officer of the Company and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated in a footnote, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

     The business address for Mr. Lutz is the office of Morgan Stanley at 750 Seventh Avenue, 16th floor, New York, New York 10019. The business address of Mr. Goldstein is the office of Broadview Associates, L.P., One Bridge Plaza, Fort Lee, New Jersey 07024. The business address of Fredric Harman is the office of Oak Investment Partners, 525 University Avenue, Suite 1300, Palo Alto, California 94301. The business address of Kopp Investment Advisors, Inc. is 6600 France Avenue South, Suite 672, Edina, Minnesota 55435. The business address of each other person listed below is 444 North Michigan Avenue, Chicago, Illinois 60611.

                                                                    SHARES
                                                              BENEFICIALLY OWNED
                                                              -------------------
                            NAME                               NUMBER     PERCENT
                            ----                               ------     -------
Norman H. Nie, individually, as Trustee of the Nie Trust and as a Director and President of the Norman and Carol Nie
  Foundation(1).............................................  1,174,545    15.1%
Kopp Investment Advisors, Inc/LeRoy C. Kopp(2)..............    456,900     5.9%
Jack Noonan(3)..............................................    186,159     2.4%
Bernard Goldstein(4)........................................     33,641     *
Louise Rehling(5)...........................................     88,517     1.1%
Edward Hamburg(6)...........................................    100,804     1.3%
Mark Battaglia(7)...........................................     71,187     *
Susan Phelan(8).............................................     71,063     *
Ian Durrell(9)..............................................     55,804     *
Merritt M. Lutz(10).........................................     21,751     *
Fredric Harman(11)..........................................      2,966     *
All directors and executive officers as a group (11
  persons)(12)..............................................  1,806,437    21.6%

-------------------------
  * The percentage of shares beneficially owned does not exceed 1% of the Common Stock.

 (1) Includes 72,912 shares which are subject to currently exercisable options; 110,433 shares held of record by the Norman and Carol Nie Foundation (the "Nie Foundation"); and 991,200 shares held by the Nie Trust. Dr. Nie shares voting and investment power over the 110,433 shares held by the Nie Foundation with Carol Nie.

 (2) Although Kopp Investment Advisors, Inc. ("KIA") exercises investment discretion as to these shares, neither KIA nor LeRoy C. Kopp (100% owner of KIA) vote the vast majority of these shares, and neither is the record owner of them.

 (3) Includes 179,740 shares subject to currently exercisable options.

 (4) Includes 2,918 shares subject to currently exercisable options.

 (5) Includes 200 shares held in the Stella S. Hechtman Trust (the "Trust"). Ms. Rehling is the Trustee and has the voting and investment power over the 200 shares held in the Trust. She disclaims beneficial ownership of these shares. Includes 84,137 shares subject to currently exercisable options.

 (6) Includes 90,804 shares subject to currently exercisable options.

 (7) Includes 70,804 shares subject to currently exercisable options.

 (8) Includes 69,138 shares subject to currently exercisable options.

 (9) Mr. Durrell is the beneficial owner of these shares, which consist solely of 55,804 shares subject to currently exercisable options held of record by Valletta.

(10) Includes 2,918 shares subject to currently exercisable options.

(11) Includes 2,918 shares subject to currently exercisable options.

(12) Includes 632,093 shares subject to currently exercisable options.

                                   PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of its Audit Committee, has selected the accounting firm of KPMG Peat Marwick LLP to serve as independent auditors of the Company with respect to the 1997 fiscal year and proposes the ratification by the stockholders of such selection. KPMG Peat Marwick LLP has served as the Company's independent auditors since 1985, is familiar with the business and operations of the Company and has offices convenient to the Company's offices.

     Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR
                     THE RATIFICATION OF THE APPOINTMENT OF
      KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 1997.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that during 1996 its officers, directors and owners of more than ten percent of its Common Stock complied with all filing requirements under Section 16(a) of the Securities and Exchange Act of 1934 except as described below. Four reporting persons filed Form 5 reports to disclose transactions subject to Form 4 requirements. Jack Noonan exercised 20,000 options and sold the underlying securities in the second quarter of 1996. Norman
H. Nie disposed of 65,000 shares of Common Stock held of record by the Norman H. Nie Revocable Trust, dated March 15, 1991, in the third quarter of 1996. Louise Rehling disposed of 10,000 shares of Common Stock in the second quarter of 1996 and 5,000 shares of Common Stock in the third quarter of 1996. Merritt Lutz purchased 3,800 and 1,700 shares of Common Stock in the first quarter of 1996.

                   SOLICITATION AND EXPENSES OF SOLICITATION

     The expenses of preparing and mailing this Proxy Statement and the accompanying form of proxy and the cost of solicitation of proxies on behalf of the Board will be paid by the Company. Proxies may be solicited by personal interview, mail or telephone. Brokerage houses, other custodians and nominees will be asked whether other persons are beneficial owners of the shares which they hold of record and, if so, they will be supplied with additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse parties holding stock in their names or in the names of their nominees for their reasonable expenses in sending the proxy materials to their principals.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR THE 1998 ANNUAL MEETING

     Stockholder proposals for inclusion in the Proxy Statement to be issued in connection with the 1998 Annual Meeting of Stockholders must be mailed to the Secretary, SPSS Inc., 444 North Michigan Avenue, Chicago, Illinois 60611, and must be received by the Secretary on or before January 21, 1998. The Company will consider only proposals meeting the requirements of applicable SEC rules.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1996 is being mailed with this Proxy Statement to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS NOT RECEIVING A COPY OF THE ANNUAL REPORT ON FORM 10-K MAY OBTAIN ONE BY WRITING OR CALLING EDWARD HAMBURG, SECRETARY, SPSS INC., 444 NORTH MICHIGAN AVENUE, CHICAGO, ILLINOIS 60611, TELEPHONE (312) 329-2400.

                                          By order of the Board of Directors

                                          Edward Hamburg
                                          Edward Hamburg
                                          Secretary of SPSS Inc.

--------------------------------------------------------------------------------

PROXY                            SPSS INC.                               PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 18, 1997

The undersigned stockholder hereby constitutes Jack Noonan and Edward
Hamburg proxies, with full authority and hereby revoking all other proxies heretofore given with respect to such stock, which may be exercised by either one or both of them, with power of substitution, to vote and act for the undersigned at the Annual Meeting of Stockholders of SPSS Inc. ("SPSS") to be held at the offices of SPSS, 444 North Michigan Avenue, Chicago, Illinois, at 1:00 p.m. (local time) on June 18, 1997 (the "Meeting"), and at any adjournment thereof, as designated herein, and the proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting.

[ ]  Check here for address change.     [ ]  Check here if you plan to attend
                                             the meeting.

    New Address:_____________________

    _________________________________

    _________________________________

   PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                (Continued and to be signed on reverse side.)
--------------------------------------------------------------------------------
3510-SPSS INC.

--------------------------------------------------------------------------------
                                  SPSS INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  / /

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF ALL PROPOSALS.

                                                              FOR ALL (Except
                                                                Nominee(s)
1. ELECTION OF DIRECTOR TO SERVE A TERM        FOR  WITHHOLD  Written Below)
   EXPIRING IN 2000:                           / /    / /           / /

   Nominee:  Jack Noonan.

   _____________________________________


2. To ratify the selection of KPMG Peat Marwick LLP    FOR     AGAINST   ABSTAIN
   as independent auditors for SPSS for 1997.          / /       / /       / /


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION
IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.


Dated: _____________________________________, 1997

Signature(s) _____________________________________

__________________________________________________
Please sign exactly as name appears hereon. Joint owners should each sign personally. Executors, trustees, officers, etc., should indicate their titles when signing.

--------------------------------------------------------------------------------

3510-SPSS INC.